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Lin Cummins
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ArvinMeritor Reports First-Quarter Fiscal Year 2011 Results

Sees Strengthening in Global Truck Markets

TROY, Mich. (Feb. 1, 2011) — ArvinMeritor, Inc. (NYSE: ARM) today reported financial results for its first fiscal quarter ended Dec. 31, 2010.

First-Quarter Highlights
  Sales were $971 million, up $171 million or 21 percent, from the same period last year.
  Net loss on a GAAP basis was $2 million compared to breakeven in the prior year’s first quarter.
  Adjusted EBITDA was $62 million, up $11 million or 22 percent from the same period last year.
  Cash flow from operations was negative $49 million in the first quarter of fiscal year 2011, compared to positive $27 million in the same period last year.
     “Recovering commercial truck sales in all regions helped us to deliver a 22- percent increase in EBITDA year-over-year,” said Chairman, CEO and President Chip McClure.

First-Quarter Results

     For the first quarter of fiscal year 2011, ArvinMeritor posted sales of $971 million, up 21 percent from the same period last year. This increase in sales was primarily due to stronger truck demand in all regions. As compared to the fourth quarter of fiscal year 2010, sales in the first quarter were essentially flat.

     Loss from continuing operations, on a GAAP basis, was $9 million or $0.10 per diluted share, compared to a loss from continuing operations of $4 million or $0.06 per diluted share in the prior year. Loss from continuing operations reflects an effective tax rate of approximately 133 percent driven by strong earnings in emerging markets and the ongoing impact of valuation allowances against our income tax loss carryforwards in the United States and Europe.

     Adjusted loss from continuing operations in the first quarter of fiscal year 2011 was $6 million, or $0.07 per diluted share, compared to an adjusted loss from continuing operations of $4 million, or $0.06 per diluted share, a year ago.

     Adjusted EBITDA was $62 million, compared to $51 million in the first quarter of fiscal year 2010. Adjusted EBITDA margin for the first quarter of fiscal year 2011 was flat with the same period last year at 6.4 percent. Compared to the fourth quarter of fiscal year 2010, adjusted EBITDA was lower primarily due to the non-recurrence of a $7 million pension curtailment gain in the fourth fiscal quarter of 2010.

     Free cash flow for the first quarter of fiscal year 2011 was negative $74 million compared to free cash flow of $2 million in the same period last year primarily due to variable compensation payments made in the first fiscal quarter of 2011.

First-Quarter Segment Results

     Commercial truck sales were $575 million, up $142 million from the same period last year. Adjusted EBITDA for the Commercial truck segment was $33 million for the quarter, up $20 million from the first quarter of fiscal year 2010, primarily driven by increased sales from recovering markets in all regions.

     Sales for the company’s Industrial segment were $230 million, up $4 million from the first quarter of fiscal year 2010. Adjusted EBITDA for the company’s Industrial segment was $17 million, down $7 million from the same period last year. The favorable impact of increased sales in our Asia Pacific region was more than offset by the impact of lower defense sales as production of the Family of Medium Tactical Vehicles (FMTV) shifts to a new prime contractor.

     The Aftermarket & Trailer segment posted sales of $225 million, up $3 million from the same period last year. Adjusted EBITDA for Aftermarket & Trailer was $13 million, down $4 million or 24 percent from the first quarter of fiscal year 2010. The favorable impact of higher on-highway aftermarket and trailer sales was more than offset by a decrease in defense aftermarket sales, primarily in Mine Resistant Ambush Protection (MRAP) service parts.

Sale of Body Systems

     On Jan. 3, 2011, the company announced that it had completed the sale of its Body Systems business. This divestiture substantially completes ArvinMeritor’s transformation. The company is now entirely focused on its three core global business groups: Commercial Truck, Industrial, and Aftermarket & Trailer.

Name Change

     ArvinMeritor shareowners approved a company name change from ArvinMeritor, Inc. to Meritor, Inc. at the company’s 2011 Annual Meeting of Shareowners held Jan. 20, 2011.

     “The company is taking this action because the Meritor name is recognized by our commercial vehicle and industrial customers around the world,” said McClure. “With our recent sale of the Body Systems business, this change makes sense. We are now organized to focus entirely on innovative products and technologies that offer superior performance, energy efficiency and reliability.”

     McClure continued, “Changing the name back to Meritor gives us the opportunity to leverage the strong reputation we’ve developed, and to build on it as we continue to define ourselves as the recognized leader in drivetrain, mobility, braking and aftermarket solutions in commercial vehicle and industrial markets.”

     Over the last decade, the company has continued to market and sell its commercial vehicle and industrial products under the Meritor brand. In late March 2011, the company is planning to launch its name officially which will include a change to its ticker symbol.

Outlook for Fiscal Year 2011

     For the second quarter of fiscal year 2011, the company anticipates the following results from continuing operations:
  Revenue in the range of $1,125 million to $1,175 million.
  Adjusted EBITDA in the range of $85 million to $95 million.
  Adjusted income from continuing operations in the range of $5 million to $15 million.
  Free cash flow to be around breakeven.

     For fiscal year 2011, ArvinMeritor continues to expect results for continuing operations in the following ranges for capital expenditures, interest expense, cash interest, income tax expense and cash income taxes:
  Capital expenditures in the range of $75 million to $90 million.
  Interest expense in the range of $100 million to $110 million.
  Cash interest in the range of $85 million to $95 million.
  Income tax expense in the range of $70 million to $90 million.
  Cash income taxes in the range of $50 million to $70 million.
     “As we anticipated, commercial truck sales in North America are increasing rapidly, while truck sales in other markets around the world continue to strengthen,” said McClure. “Higher sales, combined with a continued focus on controlling structural cost and executing growth initiatives are key to achieving our long-term 10 percent EBITDA margin target.”

First-Quarter Fiscal Year 2011 Conference Call

     The company will host a conference call and Web cast to present its fiscal year 2011 first-quarter financial results on Tuesday, Feb. 1, 2011, at 10 a.m. (ET).

     To participate, call (617) 213-4858, ten minutes prior to the start of the call. Please reference pass code 33659279 when dialing in. Investors can also listen to the conference call in real time – or for seven days by recording – by visiting www.arvinmeritor.com.

     A replay of the call will be available from 1 p.m. on Feb. 1, to 11:59 p.m. Feb. 8, 2011, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay pass code number 73233568.

     To access the listen-only audio Web cast, visit the ArvinMeritor Web site at www.arvinmeritor.com and select the Web cast link from the home page or the investor page.

About ArvinMeritor

     ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to original equipment manufacturers and the aftermarket for the transportation and industrial sectors. The company marked its centennial anniversary in 2009, celebrating a long history of 'forward thinking.' The company serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For important information about the company, visit the company's Web site at arvinmeritor.com.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions, including the recent global economic crisis; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); whether our liquidity will be affected by declining vehicle production volumes in the future; reduced production for certain military programs and the return of volumes of selected long-term military contracts to more normalized levels; availability and sharply rising cost of raw materials, including steel and oil; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; the ability to achieve anticipated or continued cost savings from reduction actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures

     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EBITDA, Free cash flow, which are non-GAAP financial measures.

     Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.

     Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting in future periods. Management believes that free cash flow is useful in analyzing our ability to service and repay debt.

     Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

     Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

ARVINMERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended December 31,
	2010	2009
Sales	$971	$800
Cost of sales	(867)	(711)
GROSS MARGIN	104	89
Selling, general and administrative	(72)	(66)
Restructuring costs	(3)	—
OPERATING INCOME	29	23
Equity in earnings of affiliates	13	9
Interest expense, net	(27)	(23)
INCOME BEFORE INCOME TAXES	15	9
Provision for income taxes	(20)	(10)
LOSS FROM CONTINUING OPERATIONS	(5)	(1)
INCOME FROM DISCONTINUED OPERATIONS, net of tax	7	4
NET INCOME	$2	$3
Less: Net income attributable to noncontrolling interests	(4)	(3)
NET INCOME (LOSS) ATTRIBUTABLE TO ARVINMERITOR, INC.	$(2)	$—

NET INCOME (LOSS) ATTRIBUTABLE TO ARVINMERITOR, INC.
Loss from continuing operations	$(9)	$(4)
Income from discontinued operations	7	4
Net income (loss) attributable to ArvinMeritor, Inc.	$(2)	$—

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Continuing operations	$(0.10)	$(0.06)
Discontinued operations	0.07	0.06
Basic and diluted income (loss) per share	$(0.03)	$—

Basic and diluted average common shares outstanding	93.3	72.7

Prior period information has been recast for discontinued operations.

ARVINMERITOR, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited, In millions)

	December 31,	September 30,
	2010	2010
ASSETS:
Cash and cash equivalents	$276	$343
Receivables, trade and other, net	528	579
Inventories	428	382
Other current assets	75	76
Assets of discontinued operations	354	341
TOTAL CURRENT ASSETS	1,661	1,721
Net property	384	389
Goodwill	429	432
Other assets	340	337
TOTAL ASSETS	$2,814	$2,879

LIABILITIES AND SHAREOWNERS’ EQUITY (DEFICIT):
Accounts payable	$646	$670
Other current liabilities	327	358
Liabilities of discontinued operations	331	362
TOTAL CURRENT LIABILITIES	1,304	1,390
Long-term debt	1,031	1,029
Retirement benefits	1,164	1,162
Other liabilities	305	321

Shareowners’ deficit attributable to ArvinMeritor, Inc.	(1,025)	(1,054)
Noncontrolling interests	35	31
TOTAL EQUITY (DEFICIT)	(990)	(1,023)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$2,814	$2,879

ARVINMERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, In millions)

	Quarter Ended
	December 31,
	2010	2009
Sales:
Commercial Truck	$575	$433
Industrial	230	226
Aftermarket & Trailer	225	222
Intersegment Sales	(59)	(81)
Total sales	$971	$800
EBITDA:
Commercial Truck	$33	$13
Industrial	17	24
Aftermarket & Trailer	13	17
Segment EBITDA	63	54
Unallocated Corporate Costs	(1)	(3)
Adjusted EBITDA	62	51
Loss on Sale of Receivables	(1)	(1)
Depreciation and Amortization	(16)	(18)
Interest Expense, Net	(27)	(23)
Restructuring Costs	(3)	—
Provision for Income Taxes	(20)	(10)
Noncontrolling interests	(4)	(3)
Loss from Continuing Operations
attributable to ArvinMeritor, Inc.	(9)	(4)
Income from Discontinued Operations attributable
to ArvinMeritor, Inc.	7	4
Net income (loss) attributable to ArvinMeritor, Inc.	$(2)	$—

Prior period information has been recast for discontinued operations.

ARVINMERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In millions)

	Three Months Ended
	December 31,
	2010	2009
OPERATING ACTIVITIES
Loss from continuing operations	$(5)	$(1)
Adjustments to loss from continuing operations:
Depreciation and amortization	16	18
Restructuring costs, net of payments	(1)	(3)
Pension and retiree medical expense	18	23
Other adjustments to loss from continuing operations, net	(1)	(2)
Pension and retiree medical contributions	(17)	(19)
Changes in off-balance sheet receivable securitization and factoring	127	55
Changes in assets and liabilities	(159)	(62)
Operating cash flows provided by (used for) continuing operations	(22)	9
Operating cash flows provided by (used for) discontinued operations	(27)	18
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	(49)	27
INVESTING ACTIVITIES
Capital expenditures	(19)	(13)
Other investing activities	3	1
Net investing cash flows used for continuing operations	(16)	(12)
Net investing cash flows used for discontinued operations	(6)	(4)
CASH USED FOR INVESTING ACTIVITIES	(22)	(16)
FINANCING ACTIVITIES
Net change in debt	—	8
Other financing activities	2	—
Net financing cash flows provided by continuing operations	2	8
Net financing cash flows used for discontinued operations	—	(10)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	2	(2)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE
RATES ON CASH AND CASH EQUIVALENTS	2	1
CHANGE IN CASH AND CASH EQUIVALENTS	(67)	10
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	343	95
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$276	$105

Prior period information has been recast for discontinued operations.

ARVINMERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE – RECONCILIATION
Non-GAAP
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended
	December 31,
	2010	2009
Loss from continuing operations
attributable to ArvinMeritor, Inc.	$(9)	$(4)
Adjustments:
Restructuring costs	3	—
Adjusted loss from continuing operations	$(6)	$(4)

Basic and diluted loss per share from
continuing operations	$(0.10)	$(0.06)
Impact of adjustments on basic and
diluted loss per share	0.03	—
Adjusted basic and diluted loss per share
from continuing operations	$(0.07)	$(0.06)

Prior period information has been recast for discontinued operations.

ARVINMERITOR, INC.
FREE CASH FLOW - RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended
	December 31,
	2010	2009
Cash flows provided by (used for) operating activities	$(49)	$27
Capital expenditures – continuing operations	(19)	(13)
Capital expenditures – discontinued operations	(6)	(12)
Free cash flow	$(74)	$2

Prior period information has been recast for discontinued operations.